EXHIBIT 10.2

May 14, 2019
Werner Enterprises, Inc.
Interstate 80 & Highway 50
P. O. Box 45308
Omaha, Nebraska 68145
Attention:    Mr. John Steele, Executive Vice President,
Treasurer, and Chief Financial Officer
Dear Mr. Steele:
Pursuant to our recent discussions, BMO Harris Bank N.A. (the “Bank”), is pleased to offer a committed credit facility to Werner Enterprises, Inc. (the “Borrower”). The terms of the facility set forth in this letter agreement (as the same may be amended, modified, or restated from time to time in accordance with the terms hereof, the “Facility Letter”) are:
1.    Amount and Type of Credit. The facility will be available in the form of loans (“Loans”) and standby and commercial letters of credit (“Letters of Credit”). The aggregate amount of Letters of Credit outstanding shall not at any time exceed $50,000,000. The aggregate amount of Loans and Letters of Credit outstanding shall not exceed $200,000,000 at any time (such amount being referred to herein as the “Maximum Facility Amount” and Bank’s commitment to extend credit to Borrower (whether in Loans or Letters of Credit) up to such amount being referred to herein as the Bank’s “Commitment”).
Borrower may request that Bank increase the Maximum Facility Amount provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, (ii) the Borrower may make a maximum of two (2) such requests, and (iii) after giving effect thereto, the Maximum Facility Amount after giving effect to any such increase request does not exceed $250,000,000 in the aggregate. Nothing contained in this section shall constitute, or otherwise be deemed to be, a commitment on the part of Bank to increase the Maximum Facility Amount or its commitment hereunder at any time and Borrower acknowledges that Bank may decline the request for any reason, or no reason whatsoever, notwithstanding the absence of a material adverse effect, Default or Event of Default. The amendment hereto for such an increase shall be in form and substance satisfactory to Bank. As conditions precedent to any such increase, (i) Borrower shall deliver to Bank a certificate of Borrower and each Guarantor (as hereinafter defined) signed by an authorized officer of Borrower or such Guarantor (A) certifying and attaching the resolutions adopted by such entity approving or consenting to such increase, and (B) in the case of Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained herein are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (2) no Default or Event of Default exists, and

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(3) Borrower is in compliance (on a pro forma basis) with the covenants contained in Section 12(h) and 12(i) hereto, (ii) Borrower shall have delivered to Bank a replacement Note in the amount of the Maximum Facility Amount as so increased in the form of Exhibit A, and (iii) Borrower shall deliver to Bank legal opinions and documents consistent with those delivered on the date hereof, to the extent requested by Bank.
2.    Purpose. Proceeds of the Loans shall be used to finance capital expenditures, to finance working capital and for general corporate purposes.
3.    Evidence of Indebtedness. Loans shall be evidenced by a single Replacement Promissory Note in the form of Exhibit A hereto to be signed by Borrower (the “Note”).
4.    Termination Date. This facility shall expire and Bank’s commitment to extend credit hereunder shall terminate, and all Loans (both for principal and accrued but unpaid interest) not sooner paid shall be due and payable, on May 14, 2024 (herein, the “Termination Date”).
5.    Interest Rate Options and Borrowing Requests.
(a)    Interest Rate Options. The outstanding principal balance of the Loans (the principal balance of the Loans bearing interest at the same rate for the same period of time being hereinafter referred to as a “Portion”) shall bear interest with reference to the Base Rate (the “Base Rate Portion”) or, at Borrower’s election subject to the terms and conditions hereof, with reference to an Adjusted LIBOR (“LIBOR Portions”). Subject to the terms and conditions hereof, Portions may be converted from time to time from one basis to another. All principal of the Loans that bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion; and all principal of the Loans that is not part of a LIBOR Portion shall constitute a single Base Rate Portion. There shall not be more than six (6) LIBOR Portions outstanding at any one time. Anything contained herein to the contrary notwithstanding, no LIBOR Portion shall be advanced, continued, or created by conversion during the existence of any Event of Default. Borrower hereby promises to pay interest on each Portion at the rates and times specified herein. The interest rate payable under this Facility Letter shall be subject, however, to the limitation that such interest rate shall never exceed the highest rate that Borrower may contract to pay under applicable law.
(b)    Base Rate Portion. The Base Rate Portion shall bear interest at the rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin, provided that if the Base Rate Portion or any part thereof is not paid when due (whether by lapse of time, acceleration, or otherwise), or at the election of Bank upon notice to Borrower during the existence of any other Event of Default, such Portion shall bear interest, whether before or after judgment, until payment in full thereof at the rate per annum determined by adding 2.0% to the interest rate which would otherwise be applicable thereto. Interest on the Base Rate Portion

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shall be payable monthly in arrears on the last day of each calendar month in each year; and interest after maturity shall be due and payable upon demand.
(c)    LIBOR Portions. Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding the Applicable Margin to the Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration, or otherwise), or at the election of Bank upon notice to Borrower during the existence of any other Event of Default, such Portion shall bear interest, whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2.0% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the Base Rate Portion and shall thereafter bear interest at the interest rate applicable to the Base Rate Portion after default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period in excess of 3 months, on the date occurring every 3 months after the date such Interest Period began and at the end of such Interest Period; and interest after maturity shall be due and payable upon demand. Borrower shall notify Bank on or before 11:00 a.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event Borrower shall notify Bank of the new Interest Period selected therefor; and in the event Borrower shall fail to so notify Bank, such LIBOR Portion shall automatically be continued with an Interest Period of one month as of and on the last day of such Interest Period unless any Event of Default has occurred and is then continuing in which case such LIBOR Portion shall automatically be converted into and added to the Base Rate Portion as of and on the last day of such Interest Period.
(d)    Minimum Amounts. Each Base Rate Portion shall be in an amount not less than $100,000; and each LIBOR Portion shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $100,000.
(e)    Computation of Interest. Interest on the Base Rate Portion of the Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed; and interest on the LIBOR Portions of the Loans shall be computed on the basis of a year of 360 days for the actual number of days elapsed.
(f)    Manner of Borrowing and Rate Selection. Borrower shall notify Bank by 11:00 a.m. (Chicago time) (i) on the Business Day that Borrower requests that any Base Rate Portion of Loans be advanced and (ii) at least (3) Business Days prior to the date upon that Borrower requests that any LIBOR Portion of Loans be advanced or continued or that any part of the Base Rate Portion be converted into a LIBOR Portion (each such notice to specify in each instance the amount thereof and, in the case of any LIBOR Portions, the Interest Period selected therefor). If any request is made to convert a LIBOR Portion into the Base Rate Portion, such conversion shall only be made so as to become effective as of the last day of the Interest Period

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applicable thereto. All requests for an advance, continuance, and conversion of Loans under this Facility Letter shall be in writing substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to Bank signed by an Authorized Representative of Borrower and delivered (including delivery by telecopy or email) to Bank. The proceeds of Loans made hereunder shall be made available at the principal office of Bank in Chicago, Illinois by credit to the account of Borrower, and Bank may charge payments of principal and interest against such account of Borrower. Bank is authorized to rely on Loan requests which Bank determines, in accordance with standard banking practices, to emanate from a properly authorized representative of Borrower, whether or not that is in fact the case. For purposes hereof, “Authorized Representative” means any one of John J. Steele, Executive Vice President, Treasurer, and Chief Financial Officer; James L. Johnson, Executive Vice President, Chief Accounting Officer, and Corporate Secretary; and David Hughes, Senior Director of Treasury, as shown on the list of such officers provided by Borrower on or about the date hereof or on any update of any such list provided by Borrower to Bank or any further or different officers of Borrower so named by any Authorized Representative of Borrower in a written notice to Bank.
(g)    Change of Law. Notwithstanding any other provisions hereof, if at any time any Change in Law (as hereinafter defined) makes it unlawful for Bank to advance or continue to maintain any LIBOR Portion, it shall promptly so notify Borrower and thereafter Bank’s obligation to advance, continue, or maintain any such LIBOR Portion after the date of such determination shall be suspended until it is no longer unlawful for Bank to advance, continue, or maintain such LIBOR Portion. If the continued maintenance of any such LIBOR Portion is unlawful, upon demand by Bank, Borrower shall thereupon prepay the outstanding principal amount of such LIBOR Portions, together with all interest accrued thereon and all other amounts payable to Bank with respect thereto under this Facility Letter (including without limitation any amount due Bank under Section 5(j) below); provided, however, that Borrower may elect to convert the principal amount of the affected LIBOR Portion into the Base Rate Portion, subject to the terms and conditions hereof (including, without limitation, the payment of interest and other amounts payable to Bank hereunder).
(h)    Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, Adjusted LIBOR. Notwithstanding any other provision hereof, if Bank shall determine prior to the commencement of any Interest Period that (i) deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to Bank in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR or (ii) LIBOR as determined hereby will not adequately and fairly reflect the cost to Bank of funding any LIBOR Portion for such Interest Period or that the making or funding of LIBOR Portions has become impracticable, then Bank shall promptly give notice thereof to Borrower and thereafter Bank’s obligation to advance, continue, or effect by conversion any such LIBOR Portion in such amount and for such Interest Period shall be suspended until deposits in such amount and for the Interest Period

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selected by Borrower shall again be readily available to Bank in the relevant market and adequate and reasonable means exist for ascertaining Adjusted LIBOR.
If at any time Bank reasonably determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (h)(i) above have arisen and such circumstances are unlikely to be temporary, (ii) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, or (iii) the circumstances set forth in clause (h)(i) have not arisen but the supervisor for the administrator of the LIBOR Index Rate or a Governmental Authority having jurisdiction over Bank has made a public statement identifying a specific date after which the LIBOR Index Rate shall no longer be used for determining interest rates for loans, then Bank and Borrower shall endeavor to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Facility Letter to reflect such alternate rate of interest and such other related changes to this Facility Letter as may be applicable. Bank agrees that its determination under clauses (i)-(iii) above, and its request to establish an alternate rate of interest to LIBOR hereunder, shall only be made if it it has made a similar determination and request for other similarly situated borrowers. Until an alternate rate of interest shall be determined in accordance with this section, (x) any borrowing request that requests the conversion of any Base Rate Portion to, or continuation of any Loans as, a LIBOR Portion shall be ineffective, and (y) any borrowing request that requests a LIBOR Portion shall be made as a Base Rate Portion; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Facility Letter.
(i)    Taxes and Increased Costs. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Bank (except any reserve requirement reflected in Adjusted LIBOR); (ii) subject Bank to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Facility Letter or Loans made by Bank or any Letter of Credit issued by Bank hereunder; and the result of any of the foregoing shall be to increase the cost to Bank of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to Bank of issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by Bank hereunder (whether of principal, interest or any other amount) then, within 15 days after demand by Bank, Borrower will pay to Bank such additional amount or amounts as will compensate Bank for such additional costs incurred or reduction suffered. If Bank makes such a claim for compensation, it shall provide to Borrower a certificate setting forth the computation of the increased cost or reduced amount as a result of any event

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mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.
(j)    Funding Indemnity. In the event Bank shall incur any loss, cost, or expense (including, without limitation, any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by Bank to fund or maintain any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to Bank) as a result of: (i) any payment of a LIBOR Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provisions of this Facility Letter; or (ii) any failure by Borrower to borrow, continue, or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Facility Letter; then Borrower shall pay to Bank upon its demand such amount as will reimburse Bank for such loss, cost or expense. If Bank requests compensation under this Section, it shall provide to Borrower a certificate setting forth the computation of the loss, cost or expense giving rise to the request for compensation in reasonable detail and such certificate shall be conclusive if reasonably determined.
(k)    Lending Branch; Discretion of Bank as to Manner of Funding. Bank may, at its option, elect to make, fund, or maintain Portions of the Loans hereunder at such of its branches or offices as Bank may from time to time elect. Notwithstanding any provision of this Facility Letter to the contrary, Bank shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit; it being understood, however, that for the purposes of this Facility Letter all determinations hereunder with respect to LIBOR Portions shall be made as if Bank had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such LIBOR Portion, having a maturity corresponding to such Interest Period, and bearing an interest rate equal to the LIBOR for such Interest Period.
(l)    Notations. The status of all Loans as constituting part of the Base Rate Portion or a LIBOR Portion, and, in the case of any LIBOR Portion, the rates of interest and Interest Periods applicable to such Portions shall be recorded by Bank on its books and records or, at its option in any instance, endorsed on a schedule to the Note and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by Bank shall be prima facie evidence in any court or other proceeding brought to enforce the Note and the principal amount of Loans remaining unpaid thereon, the status of the Loans evidenced by the Note, and the interest rates and Interest Periods applicable thereto; provided that the failure of Bank to record any of the foregoing shall not limit or otherwise affect the obligation of Borrower to repay the principal balance of the Loans together with accrued interest thereon. Prior to any negotiation of the Note, Bank shall record on a schedule hereto the status of all amounts evidenced thereby as constituting part of the Base Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the rates of interest and the Interest Periods applicable thereto.

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(m)    Definitions. For purposes of this Facility Letter, the following terms shall have the following meanings:
“Adjusted LIBOR” means a rate per annum determined by Bank in accordance with the following formula:

Adjusted LIBOR =	LIBOR
1‑Reserve Percentage
“Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Portions of the Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage. “LIBOR” means, for an Interest Period for a LIBOR Portion, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to Bank at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by Bank for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from Bank during such Interest Period, provided that in no event shall “LIBOR” be less than 0.00%. “LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred‑thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, as reported on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Bank from time to time) as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period Each determination of LIBOR made by Bank shall be conclusive and binding absent manifest error.
“Applicable Margin” means, with respect to Loans, letter of credit fees payable under Section 9(b), and the commitment fees payable under Section 9(a), until the first Pricing Date, the rates per annum shown opposite Level I below, and thereafter from one Pricing Date to the next the Applicable Margin means the rates per annum determined in accordance with the following schedule:

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Level	Total Funded Debt/EBITDA Ratio for Such Pricing Date	Applicable Margin for LIBOR Portions and Letter of Credit Fee shall be:	Applicable Margin for Base Rate Portion shall be:	Applicable Margin for Commitment shall be:
III	Greater than or equal to 2.0 to 1.0	1.50%	0.50%	0.25%
II	Less than 2.0 to 1.0, but greater than or equal to 1.0 to 1.0	1.15%	0%	0.15%
I	Less than 1.0 to 1.0	0.70%	0%	0.10%
For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of Borrower ending on or after June 30, 2019, the date on which Bank is in receipt of Borrower’s most recent financial statements (and, in the case of the year‑end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 12(c); provided, however, so long as Borrower is publicly traded and files Forms 10-K and 10-Q with the SEC, solely for purposes of determining the Pricing Date, Bank shall be deemed to have received such financial statements on the date such forms are made publicly available in electronic form on EDGAR. The Applicable Margin shall be established based on the Total Funded Debt/EBITDA Ratio for the most recently completed fiscal quarter and the Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If Borrower has not delivered its financial statements within fifteen (15) days after the date such financial statements (and, in the case of the year‑end financial statements, audit report) are required to be delivered under Section 12(c), or if Borrower’s applicable Form 10-K or 10-Q has not been made publicly available in electronic form on EDGAR within fifteen (15) days after the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 12(c), until such financial statements and audit report are delivered, the Applicable Margin shall be the highest Applicable Margin (i.e., Level III shall apply). If Borrower subsequently delivers such financial statements before the next Pricing Date, the Applicable Margin shall be determined on the date of delivery of such financial statements and remain in effect until the next Pricing Date. In all other circumstances, the Applicable Margin shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the Applicable Margin made by Bank in accordance with the foregoing shall be conclusive and binding on Borrower if reasonably determined.
“Base Rate” means, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by Bank from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that

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such rate may not be Bank’s best or lowest rate), (b) the sum of (i) the Federal Funds Rate for such day, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%. As used herein, the term “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred‑thousandth of a percentage point) for deposits in U.S. Dollars for a one‑month interest period as reported on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Bank from time to time) as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Reserve Percentage (as defined in the definition of Adjusted LIBOR), provided that in no event shall the “LIBOR Quoted Rate” be less than 0.00%. If the Base Rate is being used as an alternate rate of interest pursuant to Section 5(h) hereof, then the Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.
“Business Day” means any day other than a Saturday or Sunday on which Bank is not authorized or required to close in Chicago, Illinois and, when used with respect to LIBOR Portions, a day on which Bank is also dealing in United States Dollar deposits in London, England.
“Change in Law” means the occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary,(x) the Dodd‑Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued and (y) all requests, rules, guidelines or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Excluded Taxes” means any Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Bank being organized under the laws of, or having its principal

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office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank on such day on such transactions as determined by Bank; provided that in no event shall the Federal Funds Rate be less than 0.00%.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Interest Period” means, with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation, or conversion date with respect to such LIBOR Portion and ending 1, 2, 3, or 6 months thereafter as selected by Borrower in its notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following: (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for a LIBOR Portion the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; (ii) the interest rate to be applicable to each LIBOR Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and (iii) no Interest Period may be selected which would end after the final maturity of the Loans. For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.
“Other Connection Taxes” means, with respect to Bank, Taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such Tax (other than connections arising from Bank having executed, delivered, become a

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party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced the Facility Letter or the Note or any Application or other instrument or document delivered pursuant hereto or thereto, or sold or assigned an interest in any Loan or the Facility Letter or the Note or any Application or other instrument or document delivered pursuant hereto or thereto).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
6.    Letters of Credit.
(a)    General Terms. Each Letter of Credit issued hereunder shall be payable in U.S. Dollars, conform to the general requirements of Bank for the issuance of a standby or commercial letter of credit, as the case may be, as to form and substance, and be a letter of credit which Bank may lawfully issue. Each Letter of Credit issued hereunder shall expire not later than 12 months from the date of issuance (or be cancelable not later than 12 months from the date of issuance and each renewal). Borrower agrees that if on the Termination Date any Letters of Credit remains outstanding Borrower shall then deliver to Bank, without notice or demand, cash collateral in form and substance acceptable to Bank in an amount equal to 105% of the aggregate amount of each Letter of Credit then outstanding. For purposes of this Facility Letter, a Letter of Credit shall be deemed outstanding as of any time in an amount equal to the maximum amount which could be drawn thereunder under any circumstances and over any period of time plus any unreimbursed drawings then outstanding with respect thereto. If and to the extent any Letter of Credit expires or otherwise terminates without having been drawn upon, the availability under the Commitment shall to such extent be reinstated.
(b)    Applications. At the time Borrower requests a Letter of Credit to be issued (or prior to the first issuance of a Letter of Credit in the case of a continuing application), Borrower shall execute and deliver to Bank an application for such Letter of Credit in the form then customarily prescribed by Bank (individually an “Application” and collectively the “Applications”). Subject to the other provisions of this subsection, the obligation of Borrower to reimburse Bank for drawings under a Letter of Credit shall be governed by the Application for such Letter of Credit. Anything contained in the Applications to the contrary notwithstanding, in the event Bank is not reimbursed by Borrower for the amount Bank pays on any drawing made under a Letter of Credit issued hereunder by 11:00 a.m. (Chicago time) on the date when such drawing is paid, the obligation of Borrower to reimburse Bank for the amount of such drawing shall be deemed converted into the Base Rate Portion of the Loans and bear interest as provided in Section 5(b) above, (ii) Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 9 hereof, and (iii) except as otherwise provided in Section 6(a) above or Section 10 hereof, prior to the occurrence of a Default or an Event of Default, Bank will not call

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for the funding of a Letter of Credit by Borrower prior to being presented with a drawing thereunder.
7.    Capital Adequacy Requirements. If Bank determines that any Change in Law affecting Bank or its lending office or Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of Bank’s holding company, if any, as a consequence of this Facility Letter, the commitment of Bank hereunder or the Loans made by, or Letters of Credit issued by, Bank hereunder to a level below that which Bank or Bank’s holding company could have achieved but for such Change in Law (taking into consideration Bank’s policies and the policies of Bank’s holding company with respect to capital adequacy), then from time to time, within 15 days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank or Bank’s holding company for any such reduction suffered.
8.    Payments and Prepayment. (a) All payments of principal, interest, fees, and all other obligations payable hereunder or under the Note or any Application shall be made to Bank at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as Bank may specify) no later than 1:00 p.m. (Chicago time) on the date any such payment is due and payable. Payments received by Bank after 1:00 p.m. (Chicago time) shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set‑off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of Bank). Unless Borrower otherwise directs, principal payments shall be applied first to the Base Rate Portion until payment in full thereof, with any balance applied to the LIBOR Portions in the order in which their Interest Periods expire. If any payment from Borrower under this Facility Letter, the Note or any Application becomes due on a day which is not a Business Day, such payment shall be made on the next Business Day and any such extension shall be included in computing interest under this Facility Letter.
(b)    Prepayments. Borrower shall have the privilege of prepaying the Loans in whole or in part (but, if in part, then (i) if such Loan or Loans constitutes part of the Base Rate Portion, in an amount not less than $100,000, (ii) if such Loan or Loans constitutes part of a LIBOR Portion, in an amount not less than $100,000, and (iii) in each case, in an amount such that the minimum amount required for a Loan pursuant to Section 5(d) hereof remain outstanding) at any time upon prior notice to Bank (such notice if received subsequent to 11:00 a.m. (Chicago time) on a given day to be treated as though received at the opening of business on the next Business Day) by paying to Bank the principal amount to be prepaid and (i) if such a prepayment prepays the Note in full and is accompanied by the termination of the facility in whole, accrued interest thereon to the date of prepayment, and (ii)  in the case of any prepayment of a LIBOR Portion of

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the Loans, accrued interest thereon to the date of prepayment plus any amounts due Bank under Section 5(j) hereof.
9.    Fees.
(a)    Commitment Fee. For the period from and including the date hereof to but not including the Termination Date, Borrower shall pay to Bank a commitment fee at the rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days for the actual number of days elapsed) on the average daily unused portion of the Commitment. Such commitment fee shall be payable quarterly in arrears on the last day of each March, June, September, and December in each year (commencing on the first such date occurring after the date hereof) and on the Termination Date.
(b)    Letter of Credit Fees. On the last day of each March, June, September, and December of each year (commencing on the first such date occurring after the date hereof), Borrower shall pay to Bank a letter of credit fee at the rate per annum equal to Applicable Margin (computed on the basis of a year of 360 days for the actual number of days elapsed) on the daily average face amount of Letters of Credit outstanding during the preceding calendar quarter; provided that, at the election of Bank during the existence of any Event of Default, such letter of credit fee shall be increased by adding 2.0% per annum to the letter of credit fee otherwise applicable thereto. In addition to the letter of credit fee called for above, Borrower further agrees to pay to Bank such issuing, processing, and transaction fees and charges as Bank from time to time customarily imposes in connection with any issuance, amendment, cancellation, negotiation, and/or payment of letters of credit and drafts drawn thereunder.
10.    Reduction or Termination. Borrower may permanently reduce the Maximum Facility Amount in whole or in part (but if in part, then in an amount not less than $5,000,000 or such greater amount that is an integral multiple of $1,000,000) without premium or penalty, provided that the amount of the Maximum Facility Amount may not be reduced below the aggregate principal amount of Loans and Letters of Credit then outstanding. On each date the Maximum Facility Amount is reduced, Borrower shall prepay Loans and, if necessary, prefund the Letters of Credit by the amount, if necessary, to reduce the sum of the aggregate principal amount of the Loans and Letters of Credit then outstanding to the Maximum Facility Amount as so reduced.
11.    Representations. Borrower represents and warrants to Bank as follows:
(a)    Borrower is duly organized and existing under the laws of the State of Nebraska, has full and adequate corporate power to carry on its business as now conducted, is duly licensed or qualified in all jurisdictions wherein the nature of its activities require such licensing or qualifying, has full right, power and authority to enter into and perform this Facility Letter, the Note, and the Applications; and entering into and performing this Facility Letter, the Note, and the Applications does not contravene or

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constitute a default under any provision of law or any judgment, injunction, order or decree binding upon Borrower or any provision of any charter or bylaw provision or any covenant, indenture or agreement of or affecting Borrower or any of its properties.
(b)    Each Subsidiary of Borrower as of the date hereof is listed on Exhibit E hereof. Each Subsidiary is duly organized and existing under the laws of the state of its organization, has full and adequate power to carry on its business as now conducted, is duly licensed or qualified in all jurisdictions wherein the nature of its activities require such licensing or qualifying, and with respect to each Subsidiary that is a Guarantor (as hereinafter defined) hereunder, it has full right, power and authority to enter into and perform its Guaranty (as hereinafter defined); and entering into and performing such Guaranty does not contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon such Subsidiary or any provision of any charter or bylaw provision or any covenant, indenture or agreement of or affecting such Subsidiary or any of its properties. For purposes of this Facility Letter, (i) “Subsidiary” means any corporation, limited liability company, partnership or other Person more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by Borrower, by one or more of its Subsidiaries within the meaning hereof, or by Borrower and one or more of its Subsidiaries within the meaning hereof and (ii) “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or any other entity or organization, including a government or agency or political subdivision thereof.
(c)    Borrower has heretofore delivered to Bank a copy of the consolidated balance sheet of Borrower and its Subsidiaries as at December 31, 2018, and the related consolidated statements of income, retained earnings, and cash flows of Borrower and its Subsidiaries for the fiscal year then ended, accompanied by the audit report of Borrower dated as of March 1, 2019. Such financial statement was prepared on a consolidated basis in accordance with generally accepted accounting principles on a basis consistent with that of the previous fiscal year or period, except where otherwise noted in the financial statement, and fairly reflects the financial position of Borrower and its Subsidiaries as of the date thereof and the results of their operations for the period covered thereby. Neither Borrower nor any of its Subsidiaries have any significant known contingent liabilities other than as indicated on said financial statements.
(d)    Since December 31, 2018, there has been no material adverse change in the operations, business, property, or condition (financial or otherwise) of Borrower or any of its Subsidiaries.
(e)    Except as disclosed in writing in note number 7 to Borrower’s Form 10-K filing for the year ended December 31, 2018, there is no material litigation or administrative or governmental proceedings pending against Borrower or any of its

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Subsidiaries or their property, nor to the knowledge of Borrower is any such material litigation or administrative or governmental proceeding threatened against Borrower or any of its Subsidiaries or their property which, if adversely determined, could reasonably be expected to result in any material adverse change in the operations, business, property, or condition (financial or otherwise) of Borrower or its Subsidiaries. All federal, state and local income tax returns for Borrower and its Subsidiaries required to be filed have been filed on a timely basis, and all amounts required to be paid as shown by said returns have been paid. There are no material pending, or to the best of Borrower’s knowledge, threatened objections to or controversies in respect of the federal, state and local income tax returns of Borrower or any of its Subsidiaries for any fiscal year. No authorization, consent, license, exemption or filing or registration with any court or governmental department, agency or instrumentality is or will be necessary to the valid execution, delivery or performance by Borrower of this Facility Letter, the Note or the Applications.
(f)    Borrower is in full compliance with all of the terms and conditions of this Facility Letter, and no Event of Default, as hereafter defined, or event or condition which, with the giving of notice or lapse of time, or both, would constitute an Event of Default (herein, a “Default”), is existing under this Facility Letter.
(g)    No information, exhibit or report furnished by Borrower to Bank in connection with the negotiation of the Facility Letter contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The information included in the Beneficial Ownership Certification, as updated in accordance with Section 12(c)(iv), is true and correct in all respects. For purposes hereof, (i) “Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by Beneficial Ownership Regulation and (ii) “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
(h)    This Facility Letter and the Note have been duly authorized, executed, and delivered by Borrower, and this Facility Letter and the Note constitute, and Applications when executed and delivered by Borrower hereunder will constitute, the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with their respective terms. The Guaranty has been duly authorized, executed, and delivered by each Subsidiary a party thereto and constitutes the legal, valid and binding obligation of each such Subsidiary enforceable against Subsidiary in accordance with its terms.
(i)    Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non‑compliance with which, individually or in the

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aggregate, could reasonably be expected to have a material adverse effect on their operations, business, property, or condition (financial or otherwise). Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither Borrower nor any Subsidiary has any contingent liabilities with respect to any post‑retirement benefits under a Welfare Plan (as defined in Section 3(1) of ERISA), other than liability for continuation coverage described in Article 6 of Title I of ERISA. To the best of Borrower’s knowledge, following reasonable inquiry, neither Borrower nor any of its Subsidiaries have any material liability, contingent or otherwise, arising under any applicable federal or state environmental health and safety statutes and regulations. For purposes of this Facility Letter, (i) “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code, (ii) “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, (iii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto, (iv) “PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA, and (v) “Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
(j)    Borrower shall use the proceeds of the extensions of credit made available hereunder to finance capital expenditures, to finance working capital, for general corporate purposes and any other lawful corporate purposes, including funding dividends and stock repurchases. Neither Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
(k)    Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of Borrower and its Subsidiaries furnished to Bank (except for sales of assets by Borrower and its Subsidiaries in the ordinary course of business), subject to no Liens

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other than such thereof as are permitted by Section 12(f) hereof. Borrower and its Subsidiaries own, possess or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright, or other proprietary right of any other person.
(l)    Neither Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between persons not affiliated with each other. For purposes hereof, “Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person (a Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person).
(m)    Neither Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(n)     Neither Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting Borrower, any Subsidiary or any of their property, which default if uncured could reasonably be expected to have a material adverse effect on the properties, business or operations.
(o)    Borrower and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.
(p)    No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and Borrower hereby indemnifies Bank against, and agrees that it will hold Bank harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

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(q)    None of Borrower, any of its Subsidiaries, any director, officer or employee of Borrower or any of its Subsidiaries, nor, to the knowledge of Borrower, any agent or representative of Borrower or any of its Subsidiaries, is a Sanctioned Person or currently the subject or target of any Sanctions. Borrower, each of its Subsidiaries, each of Borrower’s and its Subsidiaries’ respective directors, officers and employees, and, to the knowledge of Borrower, each of Borrower’s and its Subsidiaries’ respective agents and representatives, is in compliance with all applicable Anti‑Corruption Laws, Anti‑Money Laundering Laws and Sanctions. Borrower and its Subsidiaries have instituted and maintain in effect policies and procedures reasonably designed to ensure compliance by Borrower, its Subsidiaries, and Borrower’s and its Subsidiaries’ respective directors, officers, employees and agents with all applicable Anti‑Corruption Laws, Anti‑Money Laundering Laws and Sanctions. For purposes hereof, (1) “Anti‑Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption; (2) “Anti‑Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to Borrower or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the Patriot Act; (3) “Designated Jurisdiction” means, at any time, any country, region or territory which is itself the subject or target of any Sanctions; (4) “OFAC” means the United States Department of Treasury Office of Foreign Assets Control, (5) “OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC; (6) “Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)), (7) “Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions‑related list of designated Persons maintained by OFAC (including the OFAC SDN List), the United States Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority, (b) any Person located, organized or resident in a Designated Jurisdiction or (c) any Person owned or controlled by any such Person or Persons described in clauses (7)(a) or (b) above; (8) “Sanctions” means all economic or financial sanctions, sectoral sanctions, secondary sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States government (including those administered by OFAC or the United States Department of State) or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority with jurisdiction over Borrower or any of its Subsidiaries or Affiliates.

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12.    Covenants. Borrower agrees that, so long as any credit is available to or in use by Borrower hereunder, except to the extent compliance in any case or cases is waived in writing by Bank:
(a)    Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence and shall keep in force and effect all licenses, permits and franchises necessary and material to the proper conduct of their respective businesses; provided, however, that nothing in this Section shall prevent Borrower from dissolving any of its Subsidiaries or, to the extent permitted under subsection (d) below, merging any of its Subsidiaries with and into Borrower or another Subsidiary if such action is, in the reasonable business judgment of Borrower, desirable in the conduct of its business and is not disadvantages in any material respect to Bank. Borrower shall, and shall cause each Subsidiary to, maintain, preserve and keep its property, plant and equipment, including, without limitation, rolling stock, in good repair, working order and condition.
(b)    Borrower shall, and shall cause each Subsidiary to, duly pay and discharge all material taxes, assessments, fees and governmental charges upon it or any of its properties before the same become delinquent, except to the extent that they are being contested in good faith by appropriate proceedings and adequate reserves are provided therefor.
(c)    Borrower shall, and shall cause each Subsidiary to, maintain a standard accounting system in accordance with generally accepted accounting principles (“GAAP”) and shall furnish to Bank the following:
(i)    as soon as available and in any event within 45 days after the end of each fiscal quarter, the consolidated and consolidating balance sheet of Borrower and its Subsidiaries, consolidated and consolidating statements of income, stockholders equity and cash flows of Borrower and its Subsidiaries for such fiscal quarter, prepared in accordance with GAAP and certified as accurate by the chief financial officer of Borrower;
(ii)    as soon as available and in any event within 90 days after the end of each fiscal year, the consolidated and consolidating balance sheet of Borrower and its Subsidiaries, consolidated and consolidating statements of income, stockholders equity and cash flows of Borrower and its Subsidiaries for such fiscal year, accompanied by an unqualified opinion prepared by independent public accountants of recognized national standing, in accordance with GAAP;
(iii)    Each of the financial statements furnished to Bank pursuant to paragraphs 12(c)(i) and (ii) above shall be accompanied by a written compliance certificate of Borrower substantially in the form attached hereto as Exhibit D signed by its chief financial officer: (1) to the effect that the signer thereof has

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reviewed the terms and provisions of this Facility Letter and that no Default or Event of Default has occurred during the period covered by such statements or if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by Borrower to remedy the same; and (2) setting forth the information and computations (in sufficient detail) required to establish whether Borrower was in compliance with the financial requirements and covenants set forth herein during the period covered by the financial statements then being furnished;
(iv)    Promptly upon obtaining knowledge of the existence thereof, Borrower shall given written notice of (1) any Change of Control (as defined in Section 14(h) hereof, (2) the occurrence of any material adverse change in the operations, business, property, or condition (financial or otherwise) of Borrower or any of its Subsidiaries, (3) the occurrence of any Default or Event of Default hereunder together with a detailed statement by a responsible officer of Borrower of the steps being taken by Borrower to cure any such Default or Event of Default, or (4) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in of such certification;
(v)    Immediately upon the occurrence of a default, breach or event of default under any note or any other evidence of indebtedness of Borrower or any Subsidiary in excess of $1,000,000 in the aggregate, or upon becoming aware that the holder of any such note or other evidence of indebtedness has given or threatened to give notice or taken any other action with respect to a claim of default, breach or event of default under such evidence of indebtedness, Borrower shall give Bank notice describing the action taken, the nature of the actual or claimed default and the period of existence thereof, together with a detailed statement by an officer of Borrower of the steps being taken by Borrower or such Subsidiary to cure the actual or claimed default;
(vi)    Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting Borrower or any Subsidiary, or which seek a monetary recovery for uninsured claims against Borrower or any Subsidiary in excess of $10,000,000 in the aggregate, or $10,000,000 for claims subject to Employment Practice Liability insurance;
(vii)    promptly after the sending, copies of each financial statement, report or notice sent by Borrower or any Subsidiary to its stockholders or other equity holders, and, within fifteen days after filing, copies of each regular, periodic or special report, registration statement or prospectus (including all

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Form 10‑K and Form 10‑Q reports) filed by Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency; and
(viii)    promptly, from time to time, (i) such other information regarding the operations, business affairs and financial condition of Borrower or any any of its Subsidiaries, or compliance with the terms of this Facility Letter, as Bank may reasonably request or (ii) information and documentation reasonably requested by Bank for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable Anti‑Corruption Laws and the Beneficial Ownership Regulation.
(d)    Neither Borrower nor any Subsidiary shall, either directly or indirectly, (i) be a party to any merger or consolidation or division, other than (x) the merger of any Subsidiary with and into any other Subsidiary, provided that, in the case of any merger involving a Subsidiary that is a Guarantor, such Subsidiary that is a Guarantor is the company surviving the merger, and (y) the merger of any Subsidiary with and into Borrower, provided that Borrower is the company surviving the merger, nor (ii) sell, transfer, lease, encumber or otherwise dispose of all or any substantial part of its property or business or all or any substantial part of its assets other than in the ordinary course of business.  The term “substantial” as used herein shall mean 25% of Borrower’s consolidated Tangible Net Worth at the close of the most recent fiscal year.  For purposes of this facility, “Tangible Net Worth” means the consolidated net worth of Borrower (determined by the sum of the common and preferred stock of Borrower, less treasury stock, plus paid in capital and retained earnings) minus the amount of all intangibles, all as determined in accordance with GAAP.
(e)    Borrower shall, and shall cause each Subsidiary to, comply in all material respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to Borrower or such Subsidiary or their properties or business operations, the non‑compliance with which could reasonably be expected to have a material adverse effect on the financial condition, properties or business of Borrower and its Subsidiaries. Borrower shall at all times comply with the requirements of all Anti‑Corruption Laws, Anti‑Money Laundering Laws and Sanctions applicable to Borrower and shall cause each of its Subsidiaries to comply with the requirements of all Anti‑Corruption Laws, Anti‑Money Laundering Laws and Sanctions applicable to such Subsidiaries. Borrower shall provide Bank any information regarding Borrower and each of its owners, Affiliates, and Subsidiaries necessary for Bank to comply with all applicable Anti‑Corruption Laws, Anti‑Money Laundering Laws and Sanctions, subject however, in the case of Affiliates, to Borrower’s ability to provide information applicable to them. Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by Borrower, its Subsidiaries, and Borrower’s

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and its Subsidiaries’ respective directors, officers, employees and agents with applicable Anti‑Corruption Laws, Anti Money‑Laundering Laws and Sanctions.
(f)    Borrower agrees that it shall not, and shall not permit any Subsidiary to, create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except:
(i)    the liabilities of Borrower to Bank;
(ii)    the liabilities of Borrower existing as of the date of this Facility Letter as set forth on Exhibit F attached to this Facility Letter;
(iii)    the liabilities of Borrower resulting from additional secured indebtedness, so long as such secured indebtedness does not exceed $30,000,000.00 or, if less, the amount permitted under Section 12(g)(vii) hereof; and
(iv)    the liabilities of Borrower resulting from additional unsecured indebtedness, provided any loan commitments to an individual lender equal to or in excess of $10,000,000.00, will be subject to an intercreditor agreement between such lender and Bank in a form and substance reasonably similar to the intercreditor agreement in effect as of the date hereof between Bank and Wells Fargo Bank, National Association.
(g)    Borrower agrees that it shall not, and shall not permit any Subsidiary to, create, assume, incur or suffer or permit to exist any mortgage, pledge, encumbrance, security interest, assignment, lien or charge of any kind or character upon any asset of Borrower or any Subsidiary, whether owned at the date hereof or hereafter acquired, except:
(i)    liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings;
(ii)    other liens, charges and encumbrances incidental to the conduct of its business or the ownership of its property which were not incurred in connection with the borrowing of money or the obtaining of an advance or credit, and which do not in the aggregate materially detract from the net value of its property or assets or materially impair the use thereof in the operation of its business;
(iii)    liens arising out of judgments or awards with respect to which Borrower or such Subsidiary shall concurrently therewith be prosecuting an

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appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or review;
(iv)    pledges or deposits to secure obligations under workmen’s compensation laws or similar legislation;
(v)    deposits to secure public or statutory obligations of Borrower or such Subsidiary;
(vi)    precautionary liens filed against certain accounts receivable of Borrower sold on a non‑recourse basis pursuant to one or more supply chain financing programs established by Borrower’s account debtors and which sales are permitted within the limitations of Section 12(d)(ii) above; and
(vii)    additional liens exclusive of those permitted by Section 12(g)(i‑vi) above, provided that the sum or such additional liens shall not at any time exceed an amount equal to 10% of Borrower’s consolidated Tangible Net Worth.
(h)    As of the last day of each fiscal quarter of Borrower, Borrower shall not permit the Total Funded Debt/EBITDA Ratio at such time to be greater than 2.5 to 1.0. For purposes of this Facility Letter, (i) “Total Funded Debt/EBITDA Ratio” means, at any time the same is to be determined, the ratio of (a) Total Funded Debt of Borrower and its Subsidiaries at such time to (b) EBITDA of Borrower and its Subsidiaries for the most recently completed period of four (4) consecutive fiscal quarters then ended; (ii) “Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of (x) all indebtedness for borrowed money of Borrower and its Subsidiaries at such time (including, without limitation for purposes of this Facility Letter, letters of credit (at their full stated amount) and bankers acceptances and capitalized lease obligations), plus (y) all indebtedness for borrowed money of any other Person which is directly or indirectly guaranteed by Borrower or any of its Subsidiaries or which Borrower or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which Borrower or any of its Subsidiaries has otherwise assured a creditor against loss; and (iii) “EBITDA” means, with reference to any period, Net Income of Borrower and in its Subsidiaries determined on a consolidated basis for such period plus the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) interest expense for such period, (b) federal, state, local and foreign income taxes for such period, and (c) depreciation of fixed assets and amortization of intangible assets for such period.
(i)    As of the last day of each fiscal quarter of Borrower, Borrower shall not permit the Interest Coverage Ratio at such time to be less than 3.0 to 1.0. For purposes of this Facility Letter, (i) “Interest Coverage Ratio” means, at any time the same is to be determined, the ratio of (a) EBITDA of Borrower and its Subsidiaries for the most

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recently completed period of four (4) consecutive fiscal quarters then ended to (b) interest expense of Borrower and its Subsidiaries for such period.
(j)    Borrower will, and will cause each Subsidiary to, maintain insurance coverage by good and responsible insurance underwriters in such forms and amounts and against such risks and hazards as are customary for companies engaged in similar businesses and owning and operating similar properties.
(k)    Borrower will, and will cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under the ERISA of a character which if unpaid or unperformed might result in the imposition of a lien against its properties and assets and will promptly notify Bank of (i) the occurrence of any reportable event (as defined in ERISA) which might result in the termination by the PBGC of any Plan (ii) receipt of any notice from PBGC of its intention to seek termination of such Plan or appointment of a trustee therefor, and (iii) its intention to terminate or withdraw from any Plan. Borrower will not, and will not permit any Subsidiary to, terminate any such Plan or withdraw therefrom unless it shall be in compliance with all of the terms and conditions of this Facility Letter after giving effect to any liability to PBGC resulting from such termination or withdrawal.
(l)    Borrower shall, and shall cause each Subsidiary to, comply in all material respects with the requirements of all federal, state and local pollution laws, regulations, and orders applicable to or pertaining to its properties and business operations of Borrower.
(m)    Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.
(n)    The fiscal year of Borrower and its Subsidiaries ends on December 31st of each year; and Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis with the prior written consent of Bank (such consent not to be unreasonably withheld).
(o)    Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the date hereof.
(p)    Borrower shall use the credit extended under this Facility Letter solely for the purposes set forth in, or otherwise permitted by, Section 11(j) hereof. Borrower will

Werner Enterprises, Inc.

not request any Loan or issuance of a Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and Affiliates, and its or their respective directors, officers, employees and agents not use, the proceeds of any Loan or Letter of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti‑Corruption Laws, (ii) to fund, finance or facilitate any activities, business or transaction of or with any Sanctioned Person or in any Designated Jurisdiction, or (iii) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.
(q)    Except as provided herein, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of Borrower or any Subsidiary to: (i) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by Borrower or any other Subsidiary, (ii) pay any indebtedness owed to Borrower or any other Subsidiary, (iii) make loans or advances to Borrower or any other Subsidiary, (iv) transfer any of its property to Borrower or any other Subsidiary, or (v) guarantee the Loan and other obligations of Borrower from time to time owing to Bank hereunder and/or grant security interests or liens on its assets to Bank.
(r)    Promptly upon the formation or acquisition of any Subsidiary, Borrower shall provide Bank notice thereof (at which time Exhibit E shall be deemed amended to include reference to any such Subsidiary) and timely comply with the requirements of Section 14(s) below.
(s)    The payment and performance of the Loans, reimbursement obligations with respect to Letters of Credit and all other obligations of Borrower from time to time owing to Bank hereunder shall at all times be guaranteed by each direct and indirect Material Domestic Subsidiary of Borrower pursuant to one or more guaranty agreements in form and substance acceptable to Bank, as the same may be amended, modified, or supplemented from time to time (individually a “Guaranty” and collectively the “Guaranties” and each such Material Domestic Subsidiary being referred to herein as a “Guarantor” and collectively the “Guarantors”). As of the date hereof, Borrower represents that it has no Material Domestic Subsidiaries. In the event any Subsidiary becomes a Material Domestic Subsidiary after the date hereof or Borrower forms or acquires any Material Domestic Subsidiary after the date hereof, Borrower shall promptly give written notice thereof to Bank and within 30 days cause such newly formed or acquired Material Domestic Subsidiary to execute and deliver a Guaranty and cause to be delivered to Bank such other instruments, documents, certificates, and opinions as may then be required by Bank (at Borrower’s expense) in connection therewith. For purposes of this facility, “Material Domestic Subsidiary” means each direct or indirect domestic Subsidiary of Borrower which (i) owned as of the end of the

Werner Enterprises, Inc.

most recently completed fiscal quarter (or, in the case of an acquired subsidiary, on a pro forma basis would have owned) assets that represent in excess of 5% of the consolidated total assets of Borrower and its domestic Subsidiaries as of the end of such fiscal quarter or (ii) generated (or, in the case of an acquired subsidiary, on a pro forma basis would have generated) gross revenues in excess of 5% of the consolidated total gross revenues for Borrower and its domestic Subsidiaries for the most recently completed fiscal year.
(t)    In the event that Borrower shall, directly or indirectly, be a party to or enter into or otherwise consent to any agreement or instrument (or any amendment, supplement or modification thereto) under which, directly or indirectly, any person or persons undertakes to make or provide Material Indebtedness to Borrower (including, without limitation, any instrument, document or indenture relating to any such Material Indebtedness), which agreement (or amendment thereto) provides such person with more restrictive covenants (whether affirmative or negative covenants) or events of defaults than are provided to Bank, Borrower shall provide Bank with a copy of each such agreement (or amendment thereto) and such more restrictive covenants or events of defaults shall automatically be deemed to be incorporated into this Facility Letter, and Bank shall have the benefits of such more restrictive covenants or events of default as if specifically set forth herein. Upon the written request of Bank, Borrower shall promptly enter into an amendment to this Facility Letter to include such more restrictive covenants or events (provided that Bank shall maintain the benefit of such more restrictive covenants or events of default even if Bank fails to make such request or Borrower fails to provide such amendment). For purposes of this subsection, “Material Indebtedness” means any indebtedness permitted pursuant to Section 12(f)(iii) (other than documents evidencing capital lease obligations or purchase money indebtedness) and Section 12(f)(iv) (to the extent the person providing such indebtedness is required to become a party to the intercreditor agreement referred to therein).
13.    Conditions Precedent. As of the time of the making of each Loan or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit hereunder: (a) each of the representations and warranties set forth in Section 11 hereof shall be true and correct as of such time, except to the extent the same expressly relate to an earlier date; and (b) Borrower shall be in full compliance with all of the terms and conditions of this Facility Letter, and no Event of Default or event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default shall have occurred and be continuing or would occur as a result of making such extension of credit. Borrower’s request for any Loan or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit shall constitute its warranty as to the facts specified in subsections (a) and (b) above.
14.    Default. Borrower without notice or demand of any kind, shall be in default under this Facility Letter upon the occurrence of any of the following events (each an “Event of Default”).

Werner Enterprises, Inc.

(a)    Any amount due and owing on the Note or any Application or any other obligation owed by Borrower hereunder, whether by its terms or as otherwise provided herein, is not paid when due, or any other indebtedness or obligation (whether direct, contingent or otherwise) of Borrower owing to Bank is not paid when due;
(b)    Any written warranty, representation, certificate or statement herein or any other written agreement with Bank shall be false when made or deemed made;
(c)    Any failure to perform or default in the performance of any covenant, condition or agreement contained herein or any other written agreement with Bank;
(d)    Borrower makes an assignment for the benefit of creditors, fails to pay, or admits in writing its inability to pay its debts as they mature; or if a trustee of any substantial part of the assets of Borrower is applied for or appointed, and in the case of such trustee being appointed in a proceeding brought against Borrower, Borrower by any action or failure to act indicates its approval of, consent to, or acquiescence in such appointment and such appointment is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within 60 days after the date of such appointment;
(e)    Any proceeding involving Borrower is commenced under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government, and in the case of any such proceeding being instituted against Borrower, (i) Borrower by any action or failure to act indicates its approval of, consent to or acquiescence therein, or (ii) an order shall be entered approving the petition in such proceedings;
(f)    The entry of any judgment, decree, levy, attachment, garnishment or other process, in excess of $5,000,000, or the filing of any lien against Borrower which is not covered by insurance and such judgment, decree, levy, attachment, garnishment, lien or other process shall not have been vacated, discharged or stayed pending appeal within thirty (30) days from the entry thereof;
(g)    If a default exists and Borrower is notified of a default (or, if no such declaration or notification exists, a default occurs which is of the type which allows such party to declare the outstanding amounts immediately due and payable without prior declaration of notice to Borrower) in the payment or performance by Borrower of any agreement(s) in excess of $5,000,000 in the aggregate between Borrower and any other parties other than Bank evidencing the borrowing of money or a guaranty, the effect of which default is to cause or permit the holder of such obligation(s) to cause such obligation(s) to become due prior to its stated maturity;
(h)    The acquisition by any person or entity (other than any member of the Clarence Werner family or any trust for the benefit of any member of such family), or

Werner Enterprises, Inc.

two or more persons or entities acting in concert (other than any members of the Clarence Werner family or any trusts for the benefit of any member of such family), of beneficial ownership (within the meaning of Rule 13d‑3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of Borrower (any such event being referred to herein as a “Change of Control”);
(i)    any Material Domestic Subsidiary shall terminate, breach, repudiate, or disavow its Guaranty or any part thereof or any event of the type specified in subsection (a) through (h) of this Section 14 shall occur with respect to any Material Domestic Subsidiary; or
(j)    Borrower or any member of its Controlled Group shall fail to pay when due an amount or amounts aggregating in excess $5,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $5,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by Borrower or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against Borrower or any member of its Controlled Group to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated.
15.    Remedies.
(a)    Non‑bankruptcy Defaults. When any Event of Default described in Section 14 has occurred and is continuing (other than those described in subsection (d) or (e) of Section 14 with respect to Borrower) , Bank may, by notice to Borrower, take one or more of the following actions:
(i)    terminate the obligation of Bank to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;
(ii)    declare the principal of and the accrued interest on the Note to be forthwith due and payable and thereupon the Note, including both principal and interest and all fees, charges and other obligations payable hereunder and under any other document executed between Borrower and Bank, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind;

Werner Enterprises, Inc.

(iii)    demand that Borrower immediately deliver to Bank cash collateral in an amount equal to 105% of the aggregate amount of each Letter of Credit then outstanding, and Borrower agrees to immediately make such payment and acknowledges and agrees that Bank would not have an adequate remedy at law for failure by Borrower to honor any such demand and Bank shall have the right to require Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit; and
(iv)    enforce any and all rights and remedies available to it under any other document executed between Borrower and Bank or under applicable law.
(b)    Bankruptcy Defaults. When any Event of Default described in subsection (d) or (e) of Section 14 has occurred and is continuing with respect to Borrower, then the Note, including both principal and interest, and all fees, charges and other obligations payable hereunder and thereunder, shall immediately become due and payable without presentment, demand, protest or notice of any kind, the obligation of Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate, and Borrower shall immediately deliver to Bank cash collateral in an amount equal to 105% of the aggregate amount of each Letter of Credit then outstanding (Borrower acknowledging and agreeing that Bank would not have an adequate remedy at law for failure by Borrower to honor any such demand and that Bank shall have the right to require Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit). In addition, Bank may exercise any and all remedies available to it under any other document executed between Borrower and Bank or applicable law.
No delay by Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Bank of any right or remedy shall preclude any other or further exercise thereof or the exercise of any other right or remedy.
Bank may at any time hereafter following the occurrence and during the continuation of any Event of Default, without notice, appropriate and apply toward the payment of the outstanding balance of this Note, if not paid when due, or toward the payment of outstanding sums then due to Bank under the Facility Letter, any indebtedness of Bank to Borrower howsoever created or arising, including, without limitation, any and all balances, credits, deposits, accounts or monies of Borrower.
Borrower agrees to pay on demand the reasonable costs and expenses of Bank in connection with the negotiation, preparation, execution and delivery of this Facility Letter and the other instruments and documents to be delivered hereunder or thereunder, and in connection with the transactions contemplated hereby or thereby, and in connection with any consents hereunder or waivers or amendments hereto or thereto, including the reasonable fees and expenses of counsel for Bank with respect to all of the foregoing, with such fees and expenses of counsel for Bank incurred in connection with the initial closing of this Facility Letter not to

Werner Enterprises, Inc.

exceed $20,000 (whether or not the transactions contemplated hereby are consummated). Borrower further agrees to pay to Bank or any other holder of the Note all costs and expenses (including court costs and reasonable attorneys’ fees), if any, incurred or paid by Bank or any other holder of the Note in connection with any Default or Event of Default or in connection with the enforcement of this Facility Letter or any other instrument or document delivered hereunder or thereunder (including, without limitation, all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving Borrower or any guarantor). Borrower further agrees to indemnify Bank and any other holder of the Note, and their respective directors, officers and employees, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to this Facility Letter or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any extension of credit made available hereunder, other than those which arise from the bad faith, gross negligence or willful misconduct of, or material breach of this Facility Letter by, the party claiming indemnification. Borrower, upon demand by Bank at any time, shall reimburse Bank for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of Borrower under this Section shall survive the termination of this Facility Letter.
Except as otherwise specified herein, all notices hereunder shall be in writing (including, without limitation, notice by fax transmission or electronic mail transmission) and shall be given to the relevant party at its address or fax number or electronic mail address set forth below, or such other address or fax number or electronic mail address as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, by fax transmission, electronic mail transmission or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

Werner Enterprises, Inc.

to Borrower at: Werner Enterprises, Inc. 14507 Frontier Road Omaha, Nebraska 68138 Attention:John J. Steele Telephone:(402) 894‑3036 Fax:(402) 894‑3990 Email:steele@werner.com	to Bank at: BMO Harris Bank N.A. 115 South LaSalle Street Chicago, Illinois 60603 Attention:Isabella Battista Telephone:(312) 461‑5583 Fax:(312) 293‑4044 Email:isabella.battista @bmo.com with a copy to: Werner Enterprises, Inc. 14507 Frontier Road Omaha, NE 68138 Attention: General Counsel
and, in the case of any request for any advance, continuation or conversion of Loans hereunder, also to:
BMO Financial Group
111 West Monroe Street
Chicago, Illinois 60603
Attention: Tiairria Mays, Senior Service Rep. T&O, P&C PO US/ Client Servicing
Telephone:(312) 293-4219
Fax:(312) 461-5955
Email:GFS.CSAgency@bmo.com

or
BMO Financial Group
115 South LaSalle Street, 19W
Chicago, Illinois 60603
Attention: Anita Williams, Service Specialist II, Mid-Corporate Group
Telephone:(312) 461-5337
Fax:(312) 765-1136
Email:anita.williams@bmo.com

Each such notice, request or other communication shall be effective (i) if given by fax transmission, when such fax is transmitted to the fax number specified in this Section and a confirmation of such fax has been received by the sender, (ii) if given by electronic mail transmission, when such electronic mail is transmitted to the electronic mail address specified in this Section and a confirmation of such electronic mail has been received by the sender from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail address or other written acknowledgement), (iii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt

Werner Enterprises, Inc.

requested, addressed as aforesaid or (iv) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 5 or Section 6 hereof shall be effective only upon receipt.
Borrower hereby authorizes Bank and any other holder of the Note to disclose confidential information relating to the financial condition or operations of Borrower (i) to any affiliate of Bank or any such holder, (ii) to any purchaser or prospective purchaser of an interest in any Loan or other obligation of Borrower hereunder with notice thereof to Borrower (provided no such notice shall be required if the purchaser or prospective purchaser is an affiliate of Bank), (iii) to legal counsel, accountants, and other professional advisors to Bank or any holder, (iv) to regulatory officials, (v) as requested or required by law, regulation, or legal process, or (vi) in connection with any legal proceeding to which Bank or any other such holder is a party. In the event that Bank or such holder receives any subpoena, order or request concerning any confidential information relating to the financial condition or operations of Borrower, Bank or the relevant holder will, except as prohibited by law or to the extent not practicable, (a) promptly notify Borrower thereof, and (b) if disclosure is required or deemed advisable, reasonably cooperate with Borrower in any reasonable attempt that it may make to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of the confidential information (and, if in the absence of a protective order Bank is nonetheless required to disclose any confidential information in the reasonable opinion of its legal counsel, Bank may disclose such information without liability hereunder), provided Borrower agrees that Bank shall be entitled to reimbursement for its reasonable expenses, including the fees and expense of its counsel, in connection with action taken pursuant to this paragraph.
This Facility Letter shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of Bank and the benefit of its successors and assigns, including any subsequent holder of the Note or other obligations hereunder. Borrower understands and agrees that this facility is not assignable by Borrower. Bank reserves the right to sell assignments and participations in this Facility Letter and the credit facility set forth herein.
We trust that the foregoing adequately sets forth the terms and conditions with respect to this facility. If you are in agreement with the above, please execute and return the enclosed note and a copy of this Facility Letter. This facility shall be effective when you have signed and returned both of such items to us. The offer to establish a facility which is evidenced by Bank’s delivery of a copy of this letter to Borrower will expire May 31, 2019, unless on or prior to such time Bank shall have received (a) an upfront fee of $100,000 paid to the Bank for its own use and benefit, which shall be nonrefundable and fully earned when paid, (b) a current Beneficial Ownership Certificate, and (c) a copy of this letter signed by Borrower accompanied by satisfactory corporate resolutions, incumbency certificates, good standing certificates, and opinion letter from Borrower’s counsel in form and substance acceptable to Bank.

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This Facility Letter may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same agreement. This Facility Letter and the Note constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. This Facility Letter and the Note and the rights and duties of the parties hereto shall be governed by, and construed in accordance with, the internal laws of the State of Illinois without regard to principles of conflicts of laws.
Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Facility Letter or the transactions contemplated hereby or thereby. Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Borrower and Bank hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Facility Letter, the Note, the Applications, or the transactions contemplated hereby or thereby.
Bank hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the Patriot Act.
From and after the date of this Facility Letter, all references to the Facility Letter dated as of March 5, 2015 (as amended, the “Prior Facility Letter”) in any Loan Document or in any other instrument or document shall, unless otherwise explicitly stated therein, be deemed to refer to this Facility Letter. This Facility Letter shall become effective as of the date hereof, and supersede all provisions of the Prior Facility Letter as of such date, upon the execution of this Facility Letter by each of the parties hereto and fulfillment of the conditions precedent contained herein. This Facility Letter shall constitute for all purposes an extension and amendment of the Prior Facility Letter and not a new or refinancing agreement and all loans and letters of credit outstanding under the Prior Facility Letter shall continue to be outstanding as Loans and Letters of Credit hereunder and shall not constitute a novation of the indebtedness or other obligations outstanding under the Prior Facility Letter.
[Signature Page to Follow]

Werner Enterprises, Inc.

This Facility Letter is entered into as of the date and year first above written.

Sincerely,

BMO Harris Bank N.A.

By	/s/ Kenneth J. Kramer
	Name	Kenneth J. Kramer
	Title	Director

Acknowledged and Agreed as of May 14, 2019.
Werner Enterprises, Inc.

By	/s/ John J. Steele
John J. Steele, Executive Vice President
Treasurer & Chief Financial Officer

By	/s/ Derek J. Leathers
	Name	Derek J. Leathers
	Title	President and CEO

Exhibit A
Replacement Promissory Note

USD $200,000,000.00	Dated: May 14, 2019
Werner Enterprises, Inc., a Nebraska corporation (the “Borrower”), for value received, promises to pay to BMO Harris Bank N.A. (the “Bank”), or its registered assigns, in lawful money of the United States at the principal office of Bank in Chicago, Illinois, or as Bank may otherwise direct, the lesser of the principal sum of Two Hundred Million United States Dollars or the principal amount outstanding, if any, under the Facility Letter (as hereinafter defined), with interest on the principal amount outstanding hereunder as set forth in the Facility Letter.
This Replacement Promissory Note (this “Note”) evidences Loans made under that certain Facility Letter dated as of May 14, 2019, between Borrower and Bank (as the same may be amended, modified, or restated from time to time, the “Facility Letter”); and this Note and the holder hereof are entitled to all the benefits provided for under the Facility Letter, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments may be required to be made hereon, all in the events, on the terms, and with the effects provided in the Facility Letter. The undersigned hereby waives presentment and notice of dishonor. The undersigned agrees to pay to the holder hereof all expenses incurred or paid by such holder, including reasonable attorneys’ fees and court costs, in connection with the collection of this Note.
This Note shall be governed by the Internal Law (and not the Law of Conflicts) of the State of Illinois. Borrower and Bank each hereby waive trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with this Note or the relationship established hereunder.
This Note is issued in replacement of and substitution for, but not in novation of, the Promissory Note issued March 5, 2015, in favor of Bank in the aggregate principal amount of USD $75,000,000.00 (the “Replaced Note”), and the Loans evidenced by the Replaced Note are continuing and are evidenced by this Note.

Werner Enterprises, Inc.

By
John J. Steele, Executive Vice President
Treasurer & Chief Financial Officer

By
Name
Title

Exhibit B
Notice of Borrowing
Date: _______    , ____

To:	BMO Harris Bank N.A. (“Bank”)
Ladies and Gentlemen:
Werner Enterprises, Inc. (the “Borrower”), refers to the Facility Letter dated as of May 14, 2019, between Borrower and Bank (as the same may be amended, modified, or restated from time to time, the “Facility Letter”), the terms defined therein being used herein as therein defined, and hereby gives you irrevocable notice, pursuant to Section 5(f) of the Facility Letter, of a request for a Loan specified below:
1.    The Business Day of the proposed Loan is ___________, ____.
2.    The aggregate amount of the proposed Loan is $______________.
3.    The Loan is to be advanced as [part of the Base Rate Portion][a LIBOR Portion with an Interest Period of __ months].
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed advance, before and after giving effect thereto and to the application of the proceeds therefrom:
(a)    the representations and warranties of Borrower contained in Section 11 of the Facility are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and
(b)    Borrower is in full compliance with all of the terms and conditions of the Facility Letter, and no Event of Default or event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default has occurred and is continuing or would occur as a result of making such proposed Loan.

Werner Enterprises, Inc.

By
Name
Title

Exhibit C
Notice of Continuation/Conversion
Date: ____________, ____

To:	BMO Harris Bank N.A. (“Bank”)
Ladies and Gentlemen:
Werner Enterprises, Inc. (the “Borrower”), refers to the Facility Letter dated as of May 14, 2019, between Borrower and Bank (as the same may be amended, modified, or restated from time to time, the “Facility Letter”), the terms defined therein being used herein as therein defined, and hereby gives you irrevocable notice, pursuant to Section 5(f) of the Facility Letter, of the [conversion] [continuation] of the Loans specified herein, that:
1.    The conversion/continuation date is __________, ____.
2.    The aggregate amount of the Loans to be [converted] [continued] is $______________.
3.    The Loans are to be [converted into] [continued as] [LIBOR Portions] [part of the Base Rate Portion] of the Loans.
4.    [If applicable:] The duration of the Interest Period for the LIBOR Portion of the Loans included in the [conversion] [continuation] shall be _________ months.
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed conversion/continuation date, before and after giving effect thereto and to the application of the proceeds therefrom:
(a)    the representations and warranties of Borrower contained in Section 11 of the Facility are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date); and
(b)    Borrower is in full compliance with all of the terms and conditions of the Facility Letter, and no Event of Default or event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default has occurred and is continuing or would occur as a result of making such proposed Loan.

Werner Enterprises, Inc.

By
Name
Title

Exhibit D
Compliance Certificate
This Compliance Certificate is furnished to BMO Harris Bank N.A. (the “Bank”) pursuant to that certain Facility Letter dated as of May 14, 2019, between Werner Enterprises, Inc. (the “Borrower”) and Bank (the “Facility Letter”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Line of Credit Agreement.
The Undersigned hereby certifies that:
1.     I am the duly elected _____________________________________ of Borrower;
2.    I have reviewed the terms of the Facility Letter and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Borrower during the accounting period covered by the attached financial statements;
3.    The examinations described in Section 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default (or any event or condition which with notice or lapse of time, or both, would constitute a Default) during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;
4.    The financial statements required by Section 12(c) of the Facility Letter and being furnished to you concurrently with this certificate are, to the best of my knowledge, true, correct and complete as of the dates and for the periods covered thereby; and
5.    The Attachment hereto sets forth financial data and computations evidencing Borrower’s compliance with certain covenants of the Facility Letter, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Facility Letter.
Described below are the exceptions, if any, to Section 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event:
______________________________________________________________________
______________________________________________________________________
______________________________________________________________________
______________________________________________________________________

The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _________ day of __________________, _____.

,
(Type or Print Name)		(Title)

Attachment To Compliance Certificate
Werner Enterprises, Inc.
Compliance Calculations for Facility Letter
Dated as of May 14, 2019
Calculations as of _____________, _____

A.Total Funded Debt/EBITDA Ratio (Section 12(h))
1.Total Funded Debt	$___________
2.Net Income for past 4 quarters	$___________
3.Interest Expense for past 4 quarters	$___________
4.Income taxes for past 4 quarters	$___________
5.Depreciation and Amortization Expense for past 4 quarters	$___________
6.Sum of lines A2, A3, A4 and A5 (“EBITDA”)	$___________
7.Ratio of Line A1 to A6	____ to 1.0
8.Line A7 ratio must not be greater than	2.5 to 1.0
9.Borrower is in compliance (circle yes or no)	yes/no
B.Interest Coverage Ratio (Section 12(i))
1.EBITDA for past 4 quarters (Line A6 above)	$___________
2.Interest Expense for past 4 quarters (Line A3 above)	$___________
3.Ratio of Line B1 to Line B2	____ to 1.0
4.Line B3 ratio must not be less than	3.0 to 1.0
5.Borrower is in compliance (circle yes or no)	yes/no

Exhibit E
Subsidiaries

No.	Subsidiary Name	Jurisdiction of Organization	Percentage Ownership	Material Domestic Subsidiary (Yes or No)
1.	Werner Leasing LLC	Nebraska	100%	No
2.	Gra‑Gar, LLC	Delaware	100%	No
3.	Drivers Management, LLC	Delaware	100%	No
4.	Werner Management, Inc.	Nebraska	100%	No
5.	Fleet Truck Sales, Inc.	Nebraska	100%	No
6.	Werner Global Logistics, Inc.	Nebraska	100%	No
7.	Werner Transportation, Inc.	Nebraska	100%	No
8.	Werner de Mexico, S. de R.L. de C.V.	Mexico	100%	No
9.	Werner Enterprises Canada Corporation	Canada	100%	No
10.	Werner Leasing de Mexico, S. de R.L. de C.V.	Mexico	100%	No
11.	Werner Global Logistics U.S., LLC	Nebraska	100%	No
12.	Werner Global Logistics (Barbados), SRL	Barbados	100%	No
13.	Werner Global Logistics (Shanghai), Co., Ltd.	China	100%	No
14.	Werner Global Logistics‑Hong Kong Limited	Hong Kong	100%	No
15.	WECC, Inc.	Nebraska	100%	No
16.	Werner Global Logistics Mexico, S. de R.L. de C.V.	Mexico	100%	No
17.	Werner Global Logistics Australia Pty. Ltd	Australia	100%	No
18.	American Institute of Trucking, Inc.	Arizona	100%	No
19.	CG&G, Inc.	Nebraska	100%	No
20.	CG&G II, Inc.	Nebraska	100%	No
21.	Career Path Training, Inc.	Florida	100%	No
22.	Werner International Freight Forwarding (Shanghai), Co. Ltd.	China	100%	No
23.	WGL Panama, Inc.	Panama	100%	No
24.	American Consulting Services Corp.	Florida	100%	No

Exhibit F
Existing Indebtedness

Description	Available Amount
Wells Fargo Bank, National Association Unsecured Revolving Line of Credit	$100,000,000
Wells Fargo Bank, National Association Term Loan	$75,000,000
U.S. Bank, National Association Unsecured Revolving Line of Credit	$75,000,000